Exhibit 99.1

News International Limited

News Release

For immediate release
Contact Alison Clark 020 7782 6019

3 October 2005

London, 3 October 2005: News International has reached an agreement to sell its TSL Education Ltd division to Exponent Private Equity for 235 million British pounds sterling.

TSL is the leading publisher of business-to-business newspapers, magazines and websites for the UK education market. Its main print titles are The Times Educational Supplement (TES), The Times Higher Education Supplement (the Higher) and Nursery World.

The Times Literary Supplement will not be part of the sale.

News International and Exponent have also reached an agreement under which NI will continue to print and distribute The Times Educational Supplement and The Times Higher Education Supplement as well as providing financial and other services.

News International was advised by Allen & Company LLC, a New York- based investment bank.

ENDS

Notes:

News International Limited is the main UK subsidiary of the global media company News Corporation. News International subsidiary Times Newspapers Ltd publishes The Times and The Sunday Times, and the subsidiary News Group Newspapers publishes The Sun and News of the World.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of June 30, 2005 of approximately US$55 billion and total annual revenues of approximately US$24 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin. Further information can be found at www.newscorp.com

Further information on Exponent Private Equity can be found at: www.exponentpe.com

Registered office: 1 Virginia Street, London E98 1XY
Registered number 81701 England
Switchboard: 020 7782 6000